EXHIBIT 99.4

GEE GROUP, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is based on the historical consolidated financial statements of the Company and SNIH and its wholly owned subsidiary SNI Companies, Inc., (collectively the “Acquired Companies”), after giving effect to the Company’s acquisition of the Acquired Companies in the Merger. The notes to the unaudited pro forma financial information describe the reclassifications and adjustments to the financial information presented.

The unaudited pro forma combined balance sheet as of March 31, 2017 and statements of operations for the six month period ended March 31, 2017 and the fiscal year ended September 30, 2016, are presented as if the acquisition of the Acquired Companies had occurred on September 30, 2015 and were carried forward through each of the periods presented.

The allocation of the purchase price used in the unaudited pro forma combined financial information is based upon the estimated respective fair values of the assets and liabilities of the Acquired Companies as of the date on which the Merger Agreement was signed.

The unaudited pro forma combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Merger been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma combined financial information should be read in conjunction with the historical audited consolidated financial statements and accompanying notes of the Company included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2016 which is attached hereto as Annex F and incorporated herein by reference and with the historical consolidated financial statements and accompanying notes of the Company included in its Quarterly Report on Form 10-Q for the six months ended March 31, 2017 which is attached hereto as Annex G and incorporated herein by reference.

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GEE GROUP, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF MARCH 31, 2017
(UNAUDITED)

(In Thousands)	GEE GROUP	ACQUIRED COMPANIES		PROFORMA ADJUSTMENTS	PROFORMA
ASSETS
CURRENT ASSETS:
Cash	$1,562	$592	(6)(7)	$(1,000)	$1,154
Accounts receivable	13,099	13,666		-	26,765
Other current assets	1,492	819		-	2,311
Total current assets	16,153	15,077		(1,000)	30,230
Property and equipment, net	527	510		-	1,037
Goodwill	18,590	22,344	(5)(9)	32,631	73,565
Intangible assets, net	10,356	194	(4)(9)(13)	28,360	38,910
Other assets	34	1,052		-	1,086
TOTAL ASSETS	$45,660	$39,177		$59,991	$144,828

LIABILITIES & SHAREHOLDERS' EQUITY
Short term debt	$7,142	$1,500	(7)(8)	$(942)	$7,700
Accounts payable	1,263	73		-	1,336
Accrued compensation and payroll taxes	3,281	4,786		-	8,067
Current portion of capital lease obligations	20	-		-	20
Current portion of contingent liability	1,837	-		-	1,837
Other current liabilities	1,220	-		-	1,220
Total current liabilities	14,763	6,359		(942)	20,180
Deferred office rent	149	-		-	149
Other long term obligations	45	2,990		-	3,035
Senior secured long term debt	-	-	(7)(11)	44,957	44,957
Deferred tax liability	-	-	(12)	12,000	12,000
Long term debt	3,863	18,450	(2)(8)	(5,950)	16,363
Note payable	1,000	-		-	1,000
Total long-term liabilities	5,057	21,440		51,007	77,504
SHAREHOLDERS' EQUITY
Preferred stock	-	-	(3)	29,300	29,300
Common stock, no-par value	39,000	2,294	(1)	(2,294)	39,000
(Accumulated deficit) retained earnings	(13,160)	9,084	(1)(10)(13)	(17,080)	(21,156)
Total shareholders' equity	25,840	11,378		9,926	47,144
	$45,660	$39,177		$59,991	$144,828

See notes to unaudited pro forma combined financial information.

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GEE GROUP, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 31, 2017
(UNAUDITED)

(In Thousands, except per share data)	GEE GROUP	ACQUIRED COMPANIES		PROFORMA ADJUSTMENTS	PROFORMA

NET REVENUES:
Contract staffing services	$39,946	$44,169		$-	$84,115
Direct hire placement services	2,609	10,002		-	12,611
NET REVENUES	42,555	54,171		-	96,726
Cost of contract services	31,457	29,814		-	61,271
Selling, general and administrative expenses	9,306	19,795		-	29,101
Acquisition, integration and restructuring expenses	100	-		-	100
Depreciation expense	150	223		-	373
Amortization of intangible assets	738	391	(a)(b)	1,841	2,970
INCOME (LOSS) FROM OPERATIONS	804	3,948		(1,841)	2,911
Change in derivative liability	-	-		-	-
Change in contingent consideration	-	-		-	-
Loss on extinguishment of debt	-	-		-	-
Interest expense	(752)	(1,073	)(c)(d)(f)	(1,718)	(3,543)
INCOME (LOSS) BEFORE INCOME TAX PROVISION	52	2,875		(3,559)	(632)
Provision for income tax	(130)	(1,164	)(e)	600	(694)
NET INCOME (LOSS)	$(78)	$1,711		$(2,959)	$(1,326)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(78)	$1,711		$(2,959)	$(1,326)

BASIC INCOME (LOSS) PER SHARE	$(0.01)				$(0.07)
WEIGHTED AVERAGE NUMBER OF SHARES - BASIC	9,382		(g)	5,926	15,308
DILUTED INCOME (LOSS) PER SHARE	$(0.01)				$(0.07)
WEIGHTED AVERAGE NUMBER OF SHARES - DILUTED	9,382		(g)	5,926	15,308

See notes to unaudited pro forma combined financial information.

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GEE GROUP, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2016
(UNAUDITED)

(In Thousands, Except Per Share Data)	GEE GROUP	ACQUIRED COMPANIES		PROFORMA ADJUSTMENTS	PROFORMA

NET REVENUES:
Contract staffing services	$76,165	$18,601		$-	$94,766
Direct hire placement services	6,909	96,794		-	103,703
NET REVENUES	83,074	115,395		-	198,469
Cost of contract services	59,445	64,700		-	124,145
Selling, general and administrative expenses	19,863	39,412		-	59,275
Acquisition, integration and restructuring expenses	702	-		-	702
Depreciation expense	331	519		-	850
Amortization of intangible assets	1,536	864	(A)(B)	3,600	6,000
INCOME (LOSS) FROM OPERATIONS	1,197	9,900		(3,600)	7,497
Change in derivative liability	-	-		-	-
Change in contingent consideration	1,581	-		-	1,581
Loss on extinguishment of debt	-	-		-	-
Interest expense	(1,602)	(2,706	)(C)(D)(F)	(4,380)	(8,688)
INCOME (LOSS) BEFORE INCOME TAX PROVISION	1,176	7,194		(7,980)	390
Provision for income tax	(3)	(2,905	)(E)	(120)	(3,028)
NET INCOME (LOSS)	$1,173	$4,289		$(8,100)	$(2,638)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$1,173	$4,289		$(8,100)	$(2,638)

BASIC INCOME (LOSS) PER SHARE	$0.13				$(0.02)
WEIGHTED AVERAGE NUMBER OF SHARES - BASIC	9,313		(G)	5,926	15,239
DILUTED INCOME (LOSS) PER SHARE	$0.12				$(0.02)
WEIGHTED AVERAGE NUMBER OF SHARES - DILUTED	9,891		(G)	5,926	15,817

See notes to unaudited pro forma combined financial information.

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GEE GROUP, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined balance sheet as of March 31, 2017, and the unaudited pro forma statements of operations for the six months ended March 31, 2017 and the year ended September 30, 2016, are based on the historical financial statements of the Company and SNIH after giving effect to the Company’s acquisition of the Acquired Companies and reclassification and adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

The Company accounts for business combinations pursuant to Accounting Standards Codification ASC 805, Business Combinations. In accordance with ASC 805, the Company uses it best estimates and assumptions to accurately assign fair value to the assets acquired and the liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of the purchase consideration over the fair value of the assets acquired and the liabilities assumed.

The fair values assigned to the assets of the Acquired Companies acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of acquisition. The Company believes that the information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but is waiting for additional information, primarily related to estimated values of current and non-current income taxes payable and deferred taxes, which are subject to change, pending the finalization of certain tax returns. The Company expects to finalize the valuation of the assets and liabilities as soon as practicable, but not later than one year from the acquisition date.

The unaudited pro forma combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Merger been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the annual report on Form 10-K for the year ended September 30, 2016 which is attached hereto as Annex F and incorporated herein by reference and with the historical consolidated financial statements and accompanying notes of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 which is attached hereto as Annex G and incorporated herein by reference.

Accounting Periods Presented

For purposes of the unaudited pro forma combined financial information, SNIH’s historical year end was December 31 and has been aligned to more closely conform to the Company’s year end of September 30, as explained below. Certain pro forma adjustments were made to conform SNIH’s accounting policies to the Company’s accounting policies as noted below.

The unaudited pro forma combined balance sheet as of March 31, 2017 and the statements of operations for the six months ended March 31, 2017 and the year ended September 30, 2016, are presented as if the acquisition of the Acquired Companies had occurred on September 30, 2015 and were carried forward through each of the periods presented.

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Reclassifications

The Company reclassified certain accounts in the presentation of SNIH’s historical financial statements in order to conform to the Company’s presentation.

2. THE MERGER

The Company entered into an Agreement and Plan of Merger dated as of March 31, 2017 (the “Merger Agreement”) by and among the Company, GEE Group Portfolio, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, (the “GEE Portfolio”), SNI Holdco Inc., a Delaware corporation and its wholly owned subsidiary SNI Companies, Inc. ( collectively the “Acquired Companies”), Smith Holdings, LLC a Delaware limited liability company, Thrivent Financial for Lutherans, a Wisconsin corporation, organized as a fraternal benefits society (“Thrivent”), Madison Capital Funding, LLC, a Delaware limited liability company (“Madison”) and Ronald R. Smith, in his capacity as a stockholder (“Mr. Smith” and collectively with Smith Holdings, LLC, Thrivent and Madison, the “Principal Stockholders”) and Ronald R. Smith in his capacity as the representative of the SNIH Stockholders (“Stockholders’ Representative”). The Merger Agreement provided for the merger subject to the terms and conditions set forth in the Merger Agreement of SNI Holdco, Inc. with and into GEE Portfolio pursuant to which GEE Portfolio would be the surviving corporation (the “Merger”). The Merger was consummated on April 3, 2017. As a result of the merger, GEE Portfolio became the owner of 100% of the outstanding capital stock of SNI Companies, Inc., a Delaware corporation and wholly-owned subsidiary of SNI Holdco.

The aggregate consideration paid for the shares of SNIH (the “Merger Consideration”) was $66.3 million.

The Merger Consideration was comprised of the following:

The Company paid an aggregate of $24,500,000 in cash to the SNIH Stockholders and others as they directed (the “Closing Cash Payment”).

Issuance of 9.5% Convertible Subordinated Notes. At the Closing, the Company issued and paid to certain SNIH Stockholders an aggregate of $12,500,000 in aggregate principal amount of its 9.5% Convertible Subordinated Notes (the “9.5% Notes”).

Issuance of Series B Convertible Preferred Stock. At the Closing, the Company agreed to issue to certain SNIH Stockholders upon receipt of duly executed letters of transmittal an aggregate of approximately 5,926,000 shares of its Series B Convertible Preferred Stock (based on the average daily VWAP of the Common Stock for the 20 trading days immediately prior to the closing date of the Merger). The value of the consideration paid was approximately $29,300,000 based on the closing price of $4.95 on March 31, 2017.

The SNIH Stockholders have agreed to indemnify the Company with respect to the breach of the representations and warranties set forth in the Merger Agreement. The relative responsibility and Indemnification Ceiling of each SNIH Stockholder is determined as set forth in the Merger Agreement. In addition, the indemnification obligations of the SNIH Stockholders are subject to certain overall baskets, deductibles and ceilings as set forth in the Merger Agreement. The Company is entitled to seek ‘set off’ or ‘recoupment’ for indemnification with respect to a respective SNIH Stockholder’s 9.5% Notes or stock or other property, as may be owned by that SNIH Stockholder and held in escrow. $8.6 million in aggregate principal amount of the 9.5% Notes will be held in escrow by the Escrow Agent against which the Company may seek set-off in the event of certain indemnification obligations of the SNIH Stockholders. These 9.5% Notes will be released from escrow after a period of eighteen months if there are no outstanding claims for indemnification, but not if there are outstanding claims for indemnification.

The Company utilized approximately $24,500,000 of the proceeds from its new Credit Agreement to finance the Closing Cash Payment to the SNIH Stockholders.

Under the purchase method of accounting, the transaction was valued for accounting purposes at an estimated $90,495,000, which was the estimated fair value of the consideration paid by the Company, after it was determined post-closing that the net liabilities purchased were $24,177,000 which includes the estimated deferred tax liability of $12,000,000. The estimate was based on the consideration paid of cash paid of $24,500,000, issuance of $12,500,000 of 9.5% convertible subordinated notes and approximately $29,300,000 of Series B Convertible Preferred Stock.

The assets and liabilities of SNIH will be recorded at their respective fair values as of the closing date of the Merger Agreement, and the following table summarizes these values based on the estimated balance sheet at April 3, 2017.

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The intangibles will be recorded, based on the Company’s estimate of fair value, which are expected to consist primarily of customer lists with an estimated life of five to ten years and goodwill. Upon completion of an independent purchase price allocation and valuation, the allocation of intangible assets will be adjusted accordingly.

(in thousands)

$15,893	Assets Purchased
40,070	Liabilities Assumed
(24,177)	Net Liabilities Acquired
66,318	Purchase Price
$90,495	Intangible Asset from Purchase

3. PRO FORMA ADJUSTMENTS

Adjustments to the Pro Forma Consolidated Balance Sheet

(1)	Elimination of SNIH’s Capital Stock and retained earnings as part of purchase accounting
(2)	$12,500 was recorded for the loan to sellers
(3)	$29,300 was recorded in Series B Convertible Preferred Stock issued to SNIH Stockholders
(4)	Represents the management estimated intangible asset as of closing date, to be verified post acquisition with full purchase price allocation
(5)	Represents the management estimated goodwill as of closing date, to be verified post acquisition with full purchase price allocation
(6)	Represents the initial cash paid at closing
(7)	Represents $56,200 financed at closing
(8)	Represents $27,000 debt refinanced at closing
(9)	Elimination of SNIH’s intangible assets of approximately $23,550
(10)	$1,300 of acquisition costs
(11)	$3,543 capitalized debt costs to be amortized over 4 years, netted against long term debt
(12)	Represents the management estimate of deferred tax liability, to be verified post acquisition with full purchase price allocation
(13)	Represents the estimated $6,696 of accumulated amortization since September 30, 2015

Adjustments to the Pro Forma Combined Statement of Operations, Six Months

(a)	Represents the elimination of SNIH prior amortization approximately $391
(b)	Represents the additional amortization of SNIH estimated intangible assets $2,232
(c)	Represents the non-cash amortization of debt costs of approximately $443
(d)	Represents the additional interest expense related to the new debt of approximately $3,100
(e)	Represents the reduction of taxable income from the additional interest expense
(f)	Represents the elimination of the prior interest for GEE Group, Inc. and SNIH
(g)	Represents the fully converted series B convertible preferred shares of 5,926 into common shares of GEE common stock

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Adjustments to the Pro Forma Combined Statement of Operations, Year Ended

(A)	Represents the elimination of SNIH prior amortization approximately $864
(B)	Represents the additional amortization of SNIH estimated intangible assets $4,464
(C)	Represents the non-cash amortization of debt costs of approximately $886
(D)	Represents the additional interest expense related to the new debt of approximately $6,200
(E)	Represents the additional estimated tax
(F)	Represents the elimination of the prior interest for GEE Group, Inc. and SNIH
(G)	Represents the fully converted preferred shares of 5,926 into common shares of GEE common stock

4. FINANCING

The Company and its subsidiaries, as borrowers, entered into a Revolving Credit, Term Loan and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association (“PNC”), and certain investment funds managed by MGG Investment Group LP (“MGG”). All funds were distributed on April 3, 2017 (the “Closing Date”).

Under the terms of the Credit Agreement, the Company may borrow up to $73,750,000 consisting of a four-year term loan in the principal amount of $48,750,000 (“Term Loan”) and revolving loans (“Revolver”) in a maximum amount up to the lesser of (i) $25,000,000 or (ii) an amount determined pursuant to a borrowing base that is calculated based on the outstanding amount of the Company’s eligible accounts receivable, as described in the Credit Agreement. The loans under the Credit Agreement mature on March 31, 2021.

Amounts borrowed under the Credit Agreement may be used by the Company to repay existing indebtedness, to partially fund capital expenditures, to fund a portion of the purchase price for the acquisition of all of the issued and outstanding stock of SNI pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) noted below, to provide for on-going working capital needs and general corporate needs, and to fund future acquisitions subject to certain customary conditions of the lenders. On the closing date of the Credit Agreement, the Company borrowed $56,226,316 which was used by the Company to repay existing indebtedness, to pay fees and expenses relating to the Credit Agreement, and to pay a portion of the purchase price for the acquisition of all of the outstanding stock of SNI Holdco Inc.

The loans under the Credit Agreement will bear interest at rates at the Company’s option of LIBOR rate plus 10% or PNC’s floating base rate plus 9%. The Term Loans may consist of Domestic Rate Loans or LIBOR Rate Loans, or a combination thereof.

The Credit Agreement is secured by all of the Company’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests.

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The Term Loans were advanced on the Closing Date and are, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or termination of the Credit Agreement and provided that all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses shall be due and payable in full on March 31, 2021. Principal payments are required as follows: Fiscal year 2017 - $609,000, Fiscal year 2018 – $5,789,000, Fiscal year 2019 – $6,094,000, Fiscal year 2020 – $6,398,000 and Fiscal year 2021 - $29,860,000.

The Credit Agreement contains certain covenants including the following:

Fixed Charge Coverage Ratio. The Company shall cause to be maintained as of the last day of each fiscal quarter, a Fixed Charge Coverage Ratio for itself and its subsidiaries on a Consolidated Basis of not less the amount set forth in the Credit Agreement, which ranges from 1.10 to 1.0 to 1.40 to 1.0 over the term of the Credit Agreement.

Minimum EBITDA. The Company shall cause to be maintained as of the last day of each fiscal quarter, EBITDA for itself and its subsidiaries on a Consolidated Basis of not less than the amount set forth in the Credit Agreement for each fiscal quarter specified therein, in each case, measured on a trailing four (4) quarter basis as set in the Credit Agreement, which ranges from $13,000,000 to $24,000,000 over the term of the Credit Agreement.

Senior Leverage Ratio. The Company shall cause to be maintained as of the last day of each fiscal quarter, a Senior Leverage Ratio for itself and its subsidiaries on a Consolidated Basis of not greater than the amount set forth in the Credit Agreement for each fiscal quarter, in each case, measured on a trailing four (4) quarter basis as set in the Credit Agreement, which ranges from 4.50 to 1.0 to 1.5 to 1.0 over the term of the Credit Agreement.

In addition to these financial covenants, the Credit Agreement includes other restrictive covenants. The Credit Agreement permits capital expenditures up to a certain level, and contains customary default and acceleration provisions. The Credit Agreement also restricts, above certain levels, acquisitions, incurrence of additional indebtedness, and payment of dividends.

Cash Payment to Former Senior Lender of the Company. At the Closing, the Company paid $7,630,697 to ACF FINCO, LLP, the Company’s former senior lender to repay in full the indebtedness owed by the Company to ACF FINCO, LLP as of the date of the Closing.

Cash Payment to Senior Lender of Acquired Companies. At the closing, the Company paid $20,220,710.88 to Monroe Capital, the senior lender to the Acquired Companies to repay in full the indebtedness owed by the Acquired Companies to Monroe Capital as of the date of the Closing.

In connection with this Credit Agreement, the Company agreed to pay an original discount fee of approximately $901,300, a closing fee for the term loan of approximately $75,000 and a closing fee for the revolving credit facility of approximately $500,000. In addition, the Company paid early termination fees of approximately $240,000 to ACF FINCO I, LP in connection with the refinancing of its indebtedness to ACF FINCO I, LP.

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